GOLDCORP INC.
Suite 2700, 145 King Street West
Toronto, Ontario, Canada M5H 1J8

NOTICE OF ANNUAL AND GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the Annual and General Meeting (the "Meeting") of holders of common shares in the capital of Goldcorp Inc. (the "Corporation") will be held at the John W.H. Bassett Theatre of the Metro Toronto Convention Centre, 255 Front Street West, Toronto, Ontario M5V 2W6 on Wednesday, June 16, 2004 at the hour of 4:00 p.m. (Eastern Daylight Savings Time) for the following purposes:

  to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2003;

  to elect directors;

  to appoint an auditor of the Corporation for the ensuing year and to authorize the Board of Directors to fix the remuneration of such auditor; and

  to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Management Information Circular relating to the matters to be dealt with at the Meeting, along with a copy of the financial statements to be submitted to the Meeting, is enclosed herewith.

DATED this 30th day of April, 2004.

By Order of the Board of Directors, ROBERT R. MCEWEN Chairman and Chief Executive Officer

Please note that a form of proxy for the use of Shareholders is included with these documents. Shareholders who cannot be present at the Meeting are requested to complete, date and return the form of proxy in the enclosed return envelope. To be effective, proxies must be received by Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 or by the Corporation at its registered office as set forth above not later than the close of business on Monday, June 14, 2004 or, in the event of an adjournment, not later than two business days preceding the day to which the Meeting is adjourned.